Exhibit 99.1

IQVIA Reports Third-Quarter 2020 Results, Raises Full-Year 2020 Guidance and Provides 2021 Outlook

  Third quarter revenue of $2,786 million and Adjusted EBITDA of $604 million
  GAAP Diluted Earnings per Share of $0.52 and Adjusted Diluted Earnings per Share of $1.63
  Technology & Analytics Solutions revenue grew 10.2 percent reported and 9.2 percent on a constant currency basis
  R&D Solutions quarterly net book-to-bill ratio was 1.71x; next twelve months revenue from backlog increased over $400 million to $5.8 billion
  Full-year 2020 guidance raised for revenue, Adjusted EBITDA and Adjusted Diluted EPS
  Full-year 2021 outlook for revenue $12,300 million to $12,600 million, Adjusted EBITDA $2,725 million to $2,800 million and Adjusted Diluted EPS $7.65 to $7.95
  Company to resume share repurchase program

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--October 20, 2020--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, today reported financial results for the quarter ended September 30, 2020.

Third-Quarter 2020 Operating Results
Revenue for the third quarter of $2,786 million increased 0.6 percent on a reported basis and was lower by 0.1 percent at constant currency, compared to the third quarter of 2019. Technology & Analytics Solutions (TAS) revenue of $1,207 million grew 10.2 percent reported and 9.2 percent on a constant currency basis. Research & Development Solutions (R&DS) revenue of $1,400 million was lower by 4.5 percent on a reported basis and by 5.1 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 2.6 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $179 million was lower by 13.9 percent on a reported basis and by 14.4 percent at constant currency.

R&DS contracted backlog, including reimbursed expenses, grew 18.5 percent year-over-year to $21.7 billion at September 30, 2020. The company expects approximately $5.8 billion of this backlog to convert to revenue in the next twelve months, up from $5.4 billion at June 30, 2020. The third quarter contracted net book-to-bill ratio was 1.71x including reimbursed expenses and 1.42x excluding reimbursed expenses. For the last twelve months ended September 30, 2020, the contracted net book-to-bill ratio was 1.55x including reimbursed expenses and 1.45x excluding reimbursed expenses.

Third-quarter 2020 Adjusted EBITDA was $604 million, up 1.9 percent compared to the third quarter of 2019. GAAP net income was $101 million, and GAAP diluted earnings per share was $0.52. Adjusted Net Income was $318 million and Adjusted Diluted Earnings per Share was $1.63, up 1.9 percent compared to the third quarter of 2019.

“The IQVIA team continues to execute well in the current environment, once again delivering results above our financial targets, with revenue and profit metrics turning positive in the third quarter,” said Ari Bousbib, chairman and CEO of IQVIA. “TAS has already returned to pre-COVID growth rates and R&DS is expected to reach double-digit growth in the fourth quarter. Demand remains robust, as evidenced by another record quarter of bookings in R&DS, setting the stage for an excellent 2021.”

Year-to-Date 2020 Operating Results
Revenue of $8,061 million for the first nine months of 2020 was lower by 1.6 percent reported and by 1.2 percent at constant currency, compared to the first nine months of 2019. TAS revenue of $3,433 million grew 4.9 percent reported and 5.6 percent at constant currency. R&DS revenue of $4,076 million was lower by 5.6 percent reported and by 5.4 percent at constant currency. CSMS revenue of $552 million was lower by 8.6 percent reported and by 8.3 percent at constant currency.

Adjusted EBITDA for the first nine months of 2020 was $1,649 million. GAAP net income was $160 million and GAAP diluted earnings per share was $0.82. Adjusted Net Income was $841 million and Adjusted Diluted Earnings per Share was $4.32.

Financial Position
As of September 30, 2020, cash and cash equivalents were $1,464 million and debt was $12,339 million, resulting in net debt of $10,875 million. At the end of the third quarter of 2020, IQVIA’s Net Leverage Ratio was 4.7x trailing twelve month Adjusted EBITDA.

Share Repurchase
When the COVID-19 outbreak became a pandemic in March, the company temporarily suspended share repurchase activity. Based on the company’s performance during the pandemic, continued robust demand for its offerings, solid liquidity, and strong free cash flow performance, IQVIA is today lifting the temporary suspension of its share repurchase program. As of September 30, 2020, the company had approximately $1.0 billion of share repurchase authorization remaining.

Full-Year 2020 Guidance
For the full year of 2020, the company is raising its guidance ranges as follows:

($ in millions, except per share data)	Updated	Prior(1)
Revenue	$11,100 - $11,250	$11,000 - $11,100
Adjusted EBITDA	$2,335 - $2,360	$2,295 - $2,345
Adjusted Diluted EPS	$6.25 - $6.35	$6.10 - $6.30
(1) Provided on Q2 2020 earnings call on July 22, 2020

Fourth-Quarter 2020 Guidance
For the fourth quarter of 2020, the company is providing guidance as follows:

($ in millions, except per share data)	Guidance	Growth vs. Prior Year
Revenue	$3,040 - $3,190	5.0% - 10.2%
Adjusted EBITDA	$685 - $710	6.7% - 10.6%
Adjusted Diluted EPS	$1.93 - $2.03	10.9% - 16.7%

Guidance for the fourth quarter and full year of 2020 assumes that business conditions will continue to improve and that localized flare ups of COVID-19 will not have a material impact to fourth quarter results.

Full-Year 2021 Outlook
For the full year of 2021, the company expects revenue of between $12,300 million and $12,600 million, Adjusted EBITDA of between $2,725 million and $2,800 million, and Adjusted Diluted Earnings per Share of between $7.65 and $7.95. The company will provide more detailed full-year 2021 guidance on its fourth quarter earnings results call in mid-February 2021.

The company has developed this outlook based on the general assumption of continued recovery and return to normal business conditions in 2021. The company further assumes that there will not be another global wave of COVID-19 infection that would lead to public health policy decisions that could cause widespread business and healthcare disruptions, hampering the progress of sites reopening, patients returning to trials or other face-to-face interactions that are important to our business.

All financial guidance assumes foreign currency exchange rates at September 30, 2020 remain in effect for the periods forecasted.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its third quarter 2020 results and full-year 2020 and 2021 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions and clinical research services to the life sciences industry. Formed through the merger of IMS Health and Quintiles, IQVIA applies human data science — leveraging the analytic rigor and clarity of data science to the ever-expanding scope of human science — to enable companies to reimagine and develop new approaches to clinical development and commercialization, speed innovation and accelerate improvements in healthcare outcomes. Powered by the IQVIA CORE™, IQVIA delivers unique and actionable insights at the intersection of large-scale analytics, transformative technology and extensive domain expertise, as well as execution capabilities. With approximately 68,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our fourth quarter 2020 and full-year 2020 and 2021 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak and the public health policy responses to the outbreak, international conflicts or other disruptions outside of our control; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the scope of prescription or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; our ability to successfully integrate, and achieve expected benefits from, our acquired businesses; and risks and uncertainty associated with providing guidance and forecasts earlier than is our customary practice. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the Company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our full-year 2020 and 2021 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2020	2019	2020	2019
Revenues	$2,786	$2,769	$8,061	$8,193
Costs of revenue, exclusive of depreciation and amortization	1,800	1,852	5,328	5,399
Selling, general and administrative expenses	460	395	1,298	1,250
Depreciation and amortization	319	299	943	888
Restructuring costs	20	19	50	45
Income from operations	187	204	442	611
Interest income	(1)	(3)	(4)	(7)
Interest expense	100	114	314	338
Loss on extinguishment of debt	—	24	12	24
Other income, net	(14)	—	(59)	—
Income before income taxes and equity in earnings of unconsolidated affiliates	102	69	179	256
Income tax (benefit) expense	(3)	(1)	9	48
Income before equity in earnings of unconsolidated affiliates	105	70	170	208
Equity in earnings (loss) of unconsolidated affiliates	3	(1)	8	(1)
Net income	108	69	178	207
Net income attributable to non-controlling interests	(7)	(12)	(18)	(32)
Net income attributable to IQVIA Holdings Inc.	$101	$57	$160	$175
Earnings per share attributable to common stockholders:
Basic	$0.53	$0.29	$0.84	$0.89
Diluted	$0.52	$0.29	$0.82	$0.87
Weighted average common shares outstanding:
Basic	191.3	194.5	191.3	195.9
Diluted	194.9	199.0	194.9	200.5

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)
(in millions, except per share data)	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,464	$837
Trade accounts receivable and unbilled services, net	2,414	2,582
Prepaid expenses	165	138
Income taxes receivable	78	56
Investments in debt, equity and other securities	79	62
Other current assets and receivables	445	451
Total current assets	4,645	4,126
Property and equipment, net	452	458
Operating lease right-of-use assets	490	496
Investments in debt, equity and other securities	78	65
Investments in unconsolidated affiliates	85	87
Goodwill	12,363	12,159
Other identifiable intangibles, net	5,222	5,514
Deferred income taxes	125	119
Deposits and other assets	377	227
Total assets	$23,837	$23,251
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,461	$2,512
Unearned income	1,188	1,014
Income taxes payable	101	108
Current portion of long-term debt	144	100
Other current liabilities	245	211
Total current liabilities	4,139	3,945
Long-term debt	12,195	11,545
Deferred income taxes	429	646
Operating lease liabilities	387	396
Other liabilities	580	456
Total liabilities	17,730	16,988
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at September 30, 2020 and December 31, 2019, $0.01 par value, 254.5 shares issued and 191.7 shares outstanding at September 30, 2020; 253.0 shares issued and 192.3 shares outstanding at December 31, 2019	11,070	11,049
Retained earnings	1,158	998
Treasury stock, at cost, 62.8 and 60.7 shares at September 30, 2020 and December 31, 2019, respectively	(6,065)	(5,733)
Accumulated other comprehensive loss	(317)	(311)
Equity attributable to IQVIA Holdings Inc.’s stockholders	5,846	6,003
Non-controlling interests	261	260
Total stockholders’ equity	6,107	6,263
Total liabilities and stockholders’ equity	$23,837	$23,251

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)
	Nine Months Ended September 30,
(in millions)	2020	2019
Operating activities:
Net income	$178	$207
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	943	888
Amortization of debt issuance costs and discount	13	10
Stock-based compensation	69	87
(Earnings) loss from unconsolidated affiliates	(8)	1
Gain on investments, net	(17)	—
Benefit from deferred income taxes	(160)	(154)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	328	(167)
Change in other operating assets and liabilities	(137)	(38)
Net cash provided by operating activities	1,209	834
Investing activities:
Acquisition of property, equipment and software	(440)	(445)
Acquisition of businesses, net of cash acquired	(118)	(461)
Purchases of marketable securities, net	(8)	(2)
Investments in unconsolidated affiliates, net of payments received	8	3
Investments in equity securities	(2)	(10)
Other	—	5
Net cash used in investing activities	(560)	(910)
Financing activities:
Proceeds from issuance of debt	1,591	1,900
Payment of debt issuance costs	(33)	(47)
Repayment of debt and principal payments on capital lease obligations	(792)	(875)
Proceeds from revolving credit facility	1,250	1,710
Repayment of revolving credit facility	(1,610)	(1,930)
(Payments) proceeds related to employee stock option plans	(43)	15
Repurchase of common stock	(346)	(679)
Distributions to non-controlling interest, net	(16)	(6)
Contingent consideration and deferred purchase price payments	(20)	(21)
Net cash (used in) provided by financing activities	(19)	67
Effect of foreign currency exchange rate changes on cash	(3)	(19)
Increase (decrease) in cash and cash equivalents	627	(28)
Cash and cash equivalents at beginning of period	837	891
Cash and cash equivalents at end of period	$1,464	$863

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2020	2019	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$101	$57	$160	$175
(Benefit from) provision for income taxes	(3)	(1)	9	48
Depreciation and amortization	319	299	943	888
Interest expense, net	99	111	310	331
(Income) loss in unconsolidated affiliates	(3)	1	(8)	1
Income from non-controlling interests	7	12	18	32
Deferred revenue purchasing accounting adjustments	—	3	1	8
Stock-based compensation	33	27	69	87
Other (income) expense, net	(3)	5	(35)	23
Loss on extinguishment of debt	—	24	12	24
Restructuring and related charges	25	19	65	45
Acquisition and integration related charges	29	36	105	96
Adjusted EBITDA	$604	$593	$1,649	$1,758

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2020	2019	2020	2019
Net Income Attributable to IQVIA Holdings Inc.	$101	$57	$160	$175
(Benefit from) provision for income taxes	(3)	(1)	9	48
Purchase accounting amortization (1)	226	226	691	676
(Income) loss in unconsolidated affiliates	(3)	1	(8)	1
Income from non-controlling interests	7	12	18	32
Deferred revenue purchasing accounting adjustments	—	3	1	8
Stock-based compensation	33	27	69	87
Other (income) expense, net	(3)	5	(35)	23
Loss on extinguishment of debt	—	24	12	24
Royalty hedge gain	—	—	—	6
Restructuring and related charges	25	19	65	45
Acquisition and integration related charges	29	36	105	96
Adjusted Pre Tax Income	$412	$409	$1,087	$1,221
Adjusted tax expense	(84)	(77)	(223)	(250)
Income from non-controlling interests	(7)	(12)	(18)	(32)
Minority interest effect in non-GAAP adjustments (2)	(3)	(2)	(5)	(6)
Adjusted Net Income	$318	$318	$841	$933

Adjusted earnings per share attributable to common stockholders:
Basic	$1.66	$1.63	$4.40	$4.76
Diluted	$1.63	$1.60	$4.32	$4.65
Weighted average common shares outstanding:
Basic	191.3	194.5	191.3	195.9
Diluted	194.9	199.0	194.9	200.5
(1)	Reflects all the amortization of acquired intangible assets.
(2)	Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF SEPTEMBER 30, 2020 (preliminary and unaudited)
(in millions)
Gross Debt, net of Original Issue Discount, as of September 30, 2020	$12,339
Net Debt as of September 30, 2020	$10,875
Adjusted EBITDA for the twelve months ended September 30, 2020	$2,291
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.4x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.7x

Contacts

Andrew Markwick, IQVIA Investor Relations (andrew.markwick@iqvia.com)
+1.973.257.7144

Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732